EXHIBIT 11

                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (Unaudited)


(In thousands, net income per share in dollars)
                                          Primary       Fully Diluted
                                          earnings        earnings
                                         per share        per share
                                         ---------        ---------


1997
----

Net income applicable to common stock $         2,876   $         2,876
                                      ===============   ===============



Average number of shares
     subscribed & outstanding                  19,218            19,218
Average stock option shares                       270               270
                                      ---------------   ---------------


Shares for earnings calculation                19,498            19,499
                                      ===============   ===============

Net income per share                  $          0.15   $          0.15
                                      ===============   ===============

1996
----

Net income applicable to common stock $         1,906   $         1,906
Adjustment: Add back interest expense
     on convertible debt                          --                101
                                      ---------------   ---------------
Adjusted net income applicable
     to common stock                  $         1,906   $         2,007
                                      ===============   ===============

Average number of shares
     subscribed & outstanding                  14,754            14,754
Average stock option shares                     1,612             1,713
Average convertible debt shares                  --                 901
                                      ---------------   ---------------

Shares for earnings calculation                16,366            17,368
                                      ===============   ===============

Net income per share                  $          0.12   $          0.12
                                      ===============   ===============


NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents, which would arise from the exercise of dilutive stock options.